Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of July 31, 2013, by CTC Media, Inc., a Delaware corporation (the “Company”), and Yuliana Slashcheva (the Executive”).

WHEREAS, the Company desires to employ the Executive, and the Executive desires to be employed by the Company, in the capacity of Chief Executive Officer.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree as follows:

1.                                      Term of Employment.  The Company hereby agrees to employ the Executive in the capacity of Chief Executive Officer, and the Executive hereby accepts employment with the Company in the capacity of Chief Executive Officer, upon the terms set forth in this Agreement, effective as of August 1, 2013 (the “Commencement Date”).  The Executive’s employment under this Agreement shall continue until the Executive’s employment is terminated in accordance with the provisions of Section 5.

2.                                      Title; Capacity.

(a)                                 The Executive shall serve as Chief Executive Officer of the Company.  The Executive agrees to perform such other duties and responsibilities as the Company’s Board of Directors (the “Board”) or its designee shall from time to time reasonably assign to her and which are consistent with her status as Chief Executive Officer.

(b)                                 The Executive shall be based at the Company’s headquarters in Moscow, Russia or such other location as the Company and the Executive shall mutually agree.  The Executive understands and agrees that she will be required to travel from time to time.

(c)                                  The Executive shall have the authority reasonably necessary in order to enable her to fulfill her duties and responsibilities.  The Executive shall be subject to the supervision of, and shall have such authority as is delegated to her by, the Board and the Company’s bylaws and certificate of incorporation.

(d)                                 The Executive agrees to devote her entire business time, attention and energies to the business and interests of the Company and its subsidiaries (the “Group”) during her employment with the Company and shall not engage in any other business activities without the prior written approval of the Board; provided, however, that the Executive shall be permitted to devote a reasonable amount of time to civic, charitable and community affairs and the management of her personal investments and affairs.  The Board will consider in good faith any requests by the Executive for approval to serve in a non-executive capacity on boards of directors of other businesses that do not compete with the Group. The Executive agrees to abide by the rules, regulations, instructions, personnel practices and policies of any Group company that have been delivered to the Executive and any changes therein that may be adopted from time to time by any Group company (to the extent such changes apply generally to all senior employees of the Group).

3.                                      Compensation and Benefits.

(a)                                 Base Salary.  The Company shall pay the Executive, in regular installments in accordance with the Company’s standard payroll practices, base salary at the annualized rate of US$800,000 (the “Base Salary”), less all applicable Russian federal and local taxes, effective as of the Commencement Date.  From January 1, 2014, the Base Salary may be adjusted (but not reduced) from time to time in accordance with normal business practice and upon mutual agreement of the parties.  The Base Salary shall be pro-rated for any year in which the Executive is not an employee of the Company for the full year. Such Base Salary shall be paid in Russian rubles, with each regular installment converted into Russian rubles at the average US dollar-Russian ruble exchange rate for the immediately preceding calendar month (or such other period in respect of which such installment is paid).

(b)                                 Annual Bonus.  The Executive shall be eligible for an annual bonus in cash equal to up to one hundred percent (100%) of the Base Salary (the “Performance Bonus”), less all applicable Russian federal and local taxes, subject to the achievement of performance targets to be set by the Board or a committee thereof no later than the end of first quarter of the relevant year (or, with respect to 2013, such performance targets as have previously been established by the Board or a committee thereof in respect of the previously serving Chief Executive Officer).  Whether such performance targets have been achieved will be decided by the Board or a committee thereof in its reasonable good faith discretion.  Other than as expressly set forth in Section 6(b), the Executive must be an active employee of the Company on the date bonuses for any fiscal year are generally distributed to the Company’s senior management in order to be eligible for a bonus award in respect of such year.  Any annual bonus payable hereunder shall be paid by the Company to the Executive in accordance with the Company’s normal practice as applied to its three most senior executives, and in any event by no later than April 30 of the following year.

(c)                                  Vacation. The Executive shall be eligible to accrue a maximum of 31 business days of paid vacation per calendar year (plus an Russian statutory holidays and other entitlements), subject to proration to the Commencement Date and to be taken at such times as may be approved by and in the sole discretion of a Co-Chairman of the Board (which approval shall not be unreasonably withheld or delayed).  Such vacation days shall accrue at the rate of 2.583 days per month; although the Executive shall be permitted to take vacation time prior to accruing such days.

(d)                                 Equity Award. Effective as of the Commencement Date, the Company shall grant to the Executive an equity award in respect of one hundred sixty-one thousand one hundred eleven (161,111) restricted stock units (“RSUs”) (the “Equity Award”), pursuant to the Company’s 2013 Equity Incentive Plan, under the terms and conditions set forth in Exhibit A hereto.  The Company represents that it has properly reserved the number of RSUs subject to the grant hereunder and has all corporate authority to make the grant. The RSUs subject to the Equity Award shall be registered on a Form S-8 or other appropriate registration statement under the Securities Act of

1933, as amended. The parties agree that the vesting of such Equity Award shall be deemed to have commenced as of the Commencement Date.

(e)                                  Insurance.  The Company shall provide the Executive and her immediate family with medical insurance, at the Company’s sole cost (other than any income tax liability of the Executive with respect to such benefit), with a reputable international insurance provider.  Such coverage shall be governed by the terms of the insurance policy and the Company will use its best efforts to cause such coverage to take effect promptly following the Commencement Date.  In addition, the Company shall provide the Executive with, and pay the annual premiums on, a life and disability insurance policy with a reputable international life insurance provider. The Executive’s life and disability insurance coverage will be equivalent to 100% of the Executive’s annual compensation (including the Base Salary and potential Performance Bonus).

(f)                                   Transportation.  The Company shall provide the Executive with the exclusive use of a luxury class sedan car (which shall remain the property of the Company) and personal driver coverage 24 hours per day, 7 days per week, during the term of the Executive’s employment with the Company.  This sedan will be eligible for replacement by a newer model every five years. The Executive shall have discretion to choose the make of this car so long as the cost of such car (exclusive of maintenance and fuel) does not exceed the amount allocated for the Chief Executive Officer’s car in the Company’s then current budget.  To the extent that the cost of such car does exceed such amount, the excess shall be deducted from the Base Salary.

(g)                                  Personal assistants.  The Company shall, at its sole cost, provide the Executive with two personal assistants who shall work exclusively for the Executive.

(h)                                 Mobile phone.  The Company shall provide the Executive with a mobile phone and shall pay the line rental and service fees and the cost of any business-related calls and data traffic.

(i)                                     Equipment.  The Company shall consider on a case-by-case basis the Executive’s reasonable requests for home office equipment (such as a laptop computer, printer and/or fax machine) and, to the extent the Company believes the Executive’s service to the Company requires the use of such items, it shall provide them to the Executive (but, at all times, such items shall remain the property of the Company).

(j)                                    Reimbursement of Expenses.  During the term of this Agreement, the Company shall reimburse the Executive for reasonable travel or other business-related out-of-pocket expenses incurred in connection with the performance of the Executive’s duties under this Agreement upon presentation of receipts and/or other documentation evidencing such expenses.  When travelling on business, the Executive shall be entitled to be reimbursed for business class air fare; provided, however, that for air travel in excess of 5 hours flying time, the Executive shall be entitled to be reimbursed for first class airfare.

(k)                                 Indemnification Agreement.  The Company shall enter into the Company’s standard officer indemnification agreement with the Executive (the “Indemnification Agreement”) which shall provide that, subject to the terms and conditions thereof, the Company shall indemnify the Executive for liabilities incurred by her arising from her services to the Group.

(l)                                     Other Benefits.  From time to time the Compensation Committee of the Board may approve other benefit programs to be generally available to the executive management of the Company.  The Executive will be permitted to participate in such benefit programs provided that, to the extent applicable, any policies covering such benefits permit the Executive to participate.

4.                                      Taxes.  The Executive shall be responsible for all of her own individual federal and/or local taxes payable in Russia or any other jurisdiction in which she is subject to tax and she shall pay such taxes directly or, to the extent required by Russian law, the Company shall withhold such taxes from payments it is required to make to the Executive hereunder.

5.                                      Employment Termination.  The employment of the Executive by the Company pursuant to this Agreement shall terminate upon the occurrence of any of the following:

(a)                                 At the election of the Company by an action taken by a simple majority of the Board at a meeting at which the Executive is permitted to appear before the Board, for Cause, immediately upon written notice by the Company to the Executive after observance of any cure period provided in the following sentence.  For the purposes of this Agreement, “Cause” for termination shall be deemed to exist upon: (i) a good faith finding by the Company that (A) the Executive has failed to adequately perform the material aspects of her  assigned duties for the Company in a manner that materially and adversely affects the Company, or (B) the Executive has engaged in dishonesty, gross negligence or intentional misconduct that materially and adversely affects the Company; (ii) the Executive’s conviction of, or the entry of a pleading of guilty or nolo contendere by the Executive, to any crime involving moral turpitude or any felony; (iii) the Executive’s material breach of Section 7 or 8 hereof; or (iv) the Executive’s intentional violation of Company policy in a manner that materially and adversely affects the Company; in the case of an event set out in subclauses (i)(A) and (iv) above, after (1) written notice of such event and (2) where the failure or violation that is the subject of the notice is capable of correction, the failure of the Executive to correct the failure or violation in question after a 15-day cure period.

(b)                                 At the election of the Company, without Cause, upon not less than six months’ prior written notice of termination; or immediately upon payment of six month’s Base Salary in lieu of such notice.

(c)                                  Upon the Executive’s death or by the Company on account of the Executive’s Disability.  For purposes hereof, “Disability” shall mean the inability of Executive to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment and shall be determined by the Board or a committee thereof on the basis of such medical evidence as the Board or such committee deems warranted under the circumstances.

(d)                                 At the election of the Executive, otherwise than for Good Reason (as defined below), upon not less than six months’ prior written notice of resignation.

(e)                                  At the election of the Executive for Good Reason upon not less than 60 calendar days’ notice.  For purposes hereof, the Executive shall be entitled to elect to terminate this Agreement for “Good Reason” for any of the following reasons: (i) a material reduction in the Executive’s duties and responsibilities, (ii) a reduction in the Executive’s Base Salary or maximum target bonus opportunity; (iii) a change of geographic location of the Executive’s principal base of operation to a location other than the greater Moscow metropolitan area; or (iv) the failure of the Company to pay any amounts due hereunder, subject to the Company’s right to cure for no less than 15 days after written notice from the Executive.

6.                                      Payments upon Termination.

(a)                                 Upon any termination of this Agreement in accordance with Section 5, the Company shall pay to the Executive any accrued but unpaid Base Salary, accrued but unpaid vacation days and any unreimbursed expenses to which the Executive is entitled (the “Accrued Amounts”).

(b)                                 In addition to any Accrued Amounts, if the Company elects to terminate this Agreement without Cause pursuant to Section 5(b) above or if the Executive elects to terminate this Agreement for Good Reason pursuant to Section 5(e) above, then, in either case, the Company shall pay the Executive, within 75 days following such termination, a severance payment equal to six months of the Executive’s then current Base Salary, less all applicable Russian federal and local taxes and withholdings; provided, however, that any severance payment shall be conditioned upon the Executive signing a release in substantially the form attached hereto as Exhibit B (the “Release”).

(c)                                  In addition to any Accrued Amounts, if this Agreement is terminated by the Company upon the Executive’s death or in connection with the Executive’s Disability, the Company shall pay the Executive (or in the case of her death, her estate or heirs) (i) the pro rata portion of the annual bonus for the fiscal year in which the termination occurred, subject to the achievement of the performance objectives for such year, and (ii) if the termination occurs prior to the date of payment of the annual bonus for the prior fiscal year, the annual bonus for the prior fiscal year, subject to the achievement of the performance objectives for such prior fiscal year; each to be paid when bonuses for such years are generally paid to the Company’s three most senior executives; provided, however, that any such payments shall be conditioned upon the Executive (or her legal representative or heirs, as appropriate) signing the Release.

(d)                                 Any post-termination payments or benefits due and payable to the Executive by operation of law (but not pursuant to any other agreement with the Company) shall be deducted from any amount of severance otherwise payable under this Section 6.

(e)                                  This Section 6 shall survive the termination of this Agreement.

7.                                      Non-Competition and Non-Solicitation.

(a)                                 During the term of the Executive’s employment and for a period of one (1) year with respect to subclause (i) below, and for a period of two (2) years with respect to subclause (ii) and (iii) below, from the date at which the Company and the

Executive agree that the Executive shall no longer be required to perform her duties and responsibilities under this Agreement (i.e. from the date the Executive is no longer performing services under this Agreement (which, for the avoidance of doubt, may be before any notice period for termination under this Agreement has lapsed)) (the “End of Service Date”), the Executive will not directly or indirectly:

(i)                                     as an individual proprietor, partner, stockholder, officer, employee, director, independent consultant, joint venturer, investor, lender, or in any other capacity whatsoever (other than as the holder of not more than five percent (5%) of the total outstanding stock of a publicly held company), engage in the business of television broadcasting (including, without limitation, the production of programming for television broadcast) in (A) Russia, (B) in any other country in the Commonwealth of Independent States (as comprised as of the date hereof) or (C) in any other country in which the Company or any member of the Group then has a television broadcasting license or in which it has undertaken material preparations to obtain a television broadcasting license; or

(ii)                                  either alone or in association with others, recruit, solicit or induce, or attempt to induce, any employee or employees of the Group (other than the Executive’s personal assistant and her driver) who were employees of the Group at any time during the six (6) months up to and including the End of Service Date; or

(iii)                               either alone or in association with others, solicit, divert or take away, or attempt to divert or to take away, the business or patronage of any of the current or prospective business partners, advertisers or affiliate stations of the Group while employed by the Company and as a result of the Executive’s employment with the Company.

(b)                                 If any restriction set forth in this Section 7 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

(c)                                  The Executive acknowledges and agrees that the restrictions contained in this Section 7 are necessary for the protection of the business and goodwill of the Group and are considered by the Executive to be reasonable for such purpose.  The Executive agrees that any breach of this Section 7 may cause the Company substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies as may be available, the Company shall have the right to seek specific performance and injunctive relief.

(d)                                 The Executive agrees that during the non-competition and non-solicitation period, the Executive will give notice to the Company of each new business activity the Executive  plans to undertake, at least (10) business days prior to beginning any such activity.  The notice shall state the name and address of the individual, corporation, association or other entity or organization (“Entity”) for whom such activity is undertaken and the name of the Executive’s business relationship or position with the entity.  The Executive further agrees to provide the

Company with other pertinent information concerning such business activity as the Company may reasonably request in order to determine the Executive’s continued compliance with her obligations under this Agreement.

(e)                                  The provisions of Section 7 survive the termination of the Executive’s employment and the termination of this Agreement.

8.                                      Proprietary Information.

(a)                                 The Executive agrees that all information and know-how, whether or not in writing, of a private, secret or confidential nature concerning the Group’s business or financial affairs (collectively, “Proprietary Information”) is and shall be the exclusive property of the Group.  By way of illustration, but not limitation, Proprietary Information may include business processes, methods and techniques; planned programming schedules; material terms of contracts, research data, personnel data, computer programs and supplier lists.  The Executive shall not disclose any Proprietary Information to others outside the Group or use the same for any unauthorized purposes without written approval of the Board, either during or after her employment; provided, however, that Proprietary Information shall not include information which, at the time of disclosure or use, was generally available to the public other than by breach of this Agreement or was available to the party to whom disclosed on a non-confidential basis by disclosure or access provided by the Company or a third party without breaching any obligations of the Company, the Executive or such third party or was otherwise developed or obtained legally and independently by the person to whom disclosed without breach of this Agreement; and provided, further, that the Executive may disclose Proprietary Information when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Group or by any administrative or legislative body (or committee thereof) with jurisdiction to order the Executive to divulge, disclose or make accessible such information.

(b)                                 The Executive agrees that all files, letters, memoranda, reports, records, data, notebooks, program listings, or other written, photographic, or other tangible material containing Proprietary Information, whether created by the Executive or others, which shall come into her custody or possession, shall be and are the exclusive property of the Group to be used by the Executive only in the performance of her duties for the Group.

(c)                                  The Executive agrees that her obligation not to disclose or use information, know-how and records of the types set forth in paragraphs (a) and (b) above, also extends to such types of information, know-how, records and tangible property of business partners of the Group or other third parties who may have disclosed or entrusted the same to the Group or to the Executive in the course of the Group’s business.

(d)                                 The provisions of Section 8 survive the termination of the Executive’s employment and the termination of this Agreement.

9.                                      No Restrictions On Employment.  The Executive hereby represents that she is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of her employment with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party.  The Executive further represents that her performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by her in confidence or in trust prior to her employment with the Company.

10.                               Notices.  All notices required or permitted under this Agreement shall be in writing in English and shall be deemed to have been duly given when delivered either (i) in person (which notice shall be deemed effective upon personal delivery), (ii) by reputable overnight courier service (which notice shall be effective upon signed receipt by the Executive), or (iii) by email (which notice shall be deemed effective upon electronic confirmation of receipt); in each case addressed to the other party at the address shown on the signature page hereto, or at such other address or addresses as either party shall designate to the other in accordance with this Section 10.

11.                               Entire Agreement.  This Agreement, together with the Indemnification Agreement and any agreement in respect of the Equity Award, constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

12.                               No Cumulative Benefits.  In connection with the Executive’s employment with the Company, she will be asked to serve in the capacity of officer and/or director of the representative office of the Company in Russian and/or other Group companies.  In connection therewith and consistent with Russian law, the Executive will be required to enter into employment contracts and other similar agreements with such Group companies (“Other Group Employment Contracts”).  Payments, benefits and entitlements under this Agreement and under all Other Group Employment Contracts shall not be cumulative.  Any payments, benefits or entitlements provided for under any Other Group Employment Contract shall be deducted from any payments, benefits or entitlements due under this Agreement.

13.                               Amendment.  This Agreement may be amended or modified only by a written instrument executed by the Executive and a person duly authorized by the Board.

14.                               Governing Law.  This Agreement shall be governed by and construed under and in accordance with the laws of the State of Delaware without regard to any applicable conflict of laws provisions.

15.                               Arbitration. Any dispute concerning, arising out of or relating to this Agreement shall be submitted to binding arbitration before the London Court of International Arbitration (the “LCIA”) and the arbitration shall be conducted pursuant to the LCIA Rules.  The number of arbitrators shall be one (the “Arbitrator”), who shall be appointed by the LCIA.  The arbitration shall be conducted in accordance with the following additional provisions:

(a)                                 The parties shall commence the arbitration by jointly filing a written submission with the LCIA.

(b)                                 The seat of arbitration shall be London, England; the language to be used in the arbitral proceedings shall be English; and the governing law shall be the substantive internal laws of the State of Delaware.

(c)                                  Not later than 30 calendar days after the conclusion of the arbitration hearing, the Arbitrator shall prepare and distribute to the parties a writing setting forth the arbitral decision and the Arbitrator’s reasons therefor.  Any award rendered by the Arbitrator shall be final, conclusive and binding upon the parties, not subject to appeal, and judgment thereon may be entered and enforced in any court of competent jurisdiction, provided that the Arbitrator shall have no power or authority to grant injunctive relief, specific performance or other equitable relief.

(d)                                 The Arbitrator shall have no power or authority, to (x) modify or disregard any provision of this Agreement, including the provisions of this Section 15, or (y) address or resolve any issue outside the scope of the arbitration provision that is not submitted by the parties.

(e)                                  The parties shall not be entitled to discovery, and the Arbitrator shall have no power to order discovery of documents, oral testimony or other materials.

(f)                                   In connection with any arbitration proceeding pursuant to this Agreement, each party shall bear its or her own costs and expenses.

16.                               Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of the Executive are personal and shall not be assigned by her.

17.                               Acknowledgment.  The Executive states and represents that she has carefully read this Agreement, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs her name of her own free act.

18.                               No Waiver.  No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right.  A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

19.                               Validity/Severability.  In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

20.                               Captions.  The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

21.                               Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth below.

CTC MEDIA, INC.

Dated:	July 31, 2013		/S/ ANGELO CODIGNONI
By: Angelo Codignoni
Title: Co-Chairman, Board of Directors

		Address:	31A Leningradsky Prospekt
Moscow 125284
Russia

YULIANA SLASHCHEVA

Dated:	July 31, 2013		/S/ YULIANA SLASHCHEVA

Exhibit A
Equity Award

CTC MEDIA, INC.

Notice of RSU Award

This Notice of RSU Award evidences the grant by CTC Media, Inc. (the “Company”) of restricted stock units (“RSUs”) to the person listed below (the “Recipient”), pursuant to the Company’s 2013 Equity Incentive Plan (the “Plan”). Subject to the attached terms and conditions, and the terms and condition of the Plan, a copy of which has been provided to the Recipient, the RSUs granted hereunder will entitle the Recipient to receive shares of Common Stock of the Company (“Shares”) as set forth herein.

The terms of this grant (your “RSU Award”) are as follows:

Name of Recipient:	Yuliana Slashcheva

Number of RSUs (subject to adjustment as set forth herein):	161,111

Grant Date:	1 August 2013

Vesting Start Date:	1 August 2013

Minimum Price Threshold:	$12.00

Expiration Date:	Unless earlier terminated in accordance with the Terms and Conditions attached hereto, this RSU Award shall expire at 5:00 p.m. Moscow time on 4 March 2023.

Accepted and agreed:

/S/ YULIANA SLASHCHEVA
Signature of Recipient

ARTICLE I

Terms and Conditions of RSU Award

Section 1.1                                    Vesting Schedule

(a)                                 The RSUs shall vest, subject to the continued employment of the Recipient by the Company or any of its subsidiaries (together, the “Group”) on each vesting date, solely upon the achievement of defined Performance Objectives as set out below.  Any RSUs that vest in accordance with the terms of this Section 1.1 are referred to as “Vested RSUs”.

(b)                                 Up to 27,778 RSUs shall vest on 31 March 2014 (the “First Tranche RSUs”), subject to the following and the continued employment of the Recipient:

(i)                                     One-third of the First Tranche RSUs shall vest solely upon achievement of the OIBDA Margin Objective for 2013.

(ii)                                  One-third of the First Tranche RSUs shall vest solely upon achievement of the Revenue Growth Objective for 2013.

(iii)                               One-third of the First Tranche RSUs shall vest solely upon achievement of the Cash Conversion Ratio Objective for 2013.

(c)                                  Up to 66,667 RSUs shall vest on 31 March 2015 (the “Second Tranche RSUs”), subject to the following and the continued employment of the Recipient:

(i)                                     One-third of the Second Tranche RSUs shall vest solely upon achievement of the OIBDA Margin Objective for 2014.

(ii)                                  One-third of the Second Tranche RSUs shall vest solely upon achievement of the Revenue Growth Objective for 2014.

(iii)                               One-third of the Second Tranche RSUs shall vest solely upon achievement of the Cash Conversion Ratio Objective for 2014.

(d)                                 Up to 66,666 RSUs shall vest on 31 March 2016 (the “Third Tranche RSUs”), subject to the following and the continued employment of the Recipient:

(i)                                     One-third of the Third Tranche RSUs shall vest solely upon achievement of the OIBDA Margin Objective for 2015.

(ii)                                  One-third of the Third Tranche RSUs shall vest solely upon achievement of the Revenue Growth Objective for 2015.

(iii)                               One-third of the Third Tranche RSUs shall vest solely upon achievement of the Cash Conversion Ratio Objective for 2015.

(e)                                  Determination of Performance Objectives. The definition and method of calculation of each Performance Objective are set out on Schedule A. The Board or a committee thereof shall set the specific numerical targets for each Performance Objective in respect of each fiscal year during the term of this RSU Award (the “Numerical Targets”), and shall notify such Numerical Targets to the Recipient in writing by no later than 31 March of such fiscal year, pursuant to the form of notice set out on Schedule B. The Board or such committee may establish such Numerical Targets in its sole discretion, and the Numerical Targets for a particular fiscal year may differ from those set for any prior fiscal year.

(f)                                   Determination of Achievement of Performance Objectives.  The Board or a committee thereof shall determine in good faith whether each Performance Objective for the immediately preceding fiscal year has been achieved by no later than 31 March of each fiscal year, based upon the audited consolidated financial statements of the Group for such immediately preceding fiscal year, as approved by the Audit Committee of the Board.

(g)                                  Failure to Achieve Performance Objectives.  For the avoidance of doubt, in the event that one or more Performance Objectives with respect to any fiscal year is not achieved (as determined pursuant to paragraph (f) above), the respective tranche of RSUs in respect of such fiscal year shall no longer be capable of vesting hereunder and the RSU Award shall lapse with respect to such RSUs, unless otherwise determined by the Committee in its sole discretion.

Section 1.2                                    Exercise of Vested RSUs and Delivery of Shares

(a)                                 Exercise. Vested RSUs may be exercised as follows, in each case subject to the satisfaction of the Minimum Price Condition (as defined below):

(i)                                     Up to 30% of the aggregate number of Vested RSUs may be exercised at any time following 1 April 2014.

(ii)                                  Up to 60% of the cumulative aggregate number of Vested RSUs may be exercised at any time following 1 April 2015.

(iii)                               Up to 80% of the cumulative aggregate number of Vested RSUs may be exercised at any time following 1 April 2016.

(iv)                              Up to 100% of the cumulative aggregate number of Vested RSUs may be exercised at any time following 1 April 2017.

(b)                                 Minimum Price Condition.  Once exercisable pursuant to the terms of Section 1.2(a), a Vested RSU may only be exercised if the Fair Market Value of one share of Common Stock has exceeded the Minimum Price Threshold on at least ten days (which need not be consecutive) following the Grant Date and prior to the applicable Exercise Date (the “Minimum Price Condition”).  For the avoidance of doubt, if the Minimum Price Condition has not been satisfied prior to the date on which a Vested RSU otherwise becomes exercisable hereunder, then such RSU shall first become exercisable, if at all, on the first date on which the Minimum Price Condition has been satisfied.

(c)                                  Procedure. Vested RSUs that are exercisable pursuant to the terms of this Section 1.2 may be exercised by delivery to the Company of a Notice of Exercise in a form provided by the Company (which may be in electronic form). Promptly upon receipt of a duly executed Notice of Exercise by the Chief Financial Officer of the Company (or his designee), the Company shall, within five business days, deliver to the Recipient one Share of Common Stock in respect of each RSU so exercised.

Section 1.3                                    Fair Market Value.  The “Fair Market Value” of a share of Common Stock for purposes hereof shall be:

(a)                                 the closing price of one Share of Common Stock on the Nasdaq Global Select Market (or such other national securities exchange on which the Company’s shares are then principally traded); or

(b)                                 if the Common Stock does not trade on any such exchange, the average of the closing bid and asked prices on a given day as reported by an authorized OTCBB market data vendor as listed on the OTCBB website (otcbb.com); or

(c)                                  if the Common Stock is not publicly traded, as determined in good faith by the Board, using any measure of value it determines to be appropriate (including, as it considers appropriate, relying on appraisals).

Section 1.4                                    Termination of Relationship with the Group.  This RSU Award shall immediately cease to vest if either (a) the Recipient ceases to be an employee or officer of, or consultant or advisor to, the Group (an “Eligible Recipient”) for any reason, or (b) the Recipient breaches the non-competition or confidentiality provisions of any employment contract, confidentiality and nondisclosure agreement or other agreement between the Recipient and the Group, or the provisions of Article II (Non-Competition and Non-Solicitation) or Article III (Proprietary Information) hereof. Any Vested RSUs that are exercisable at the time the Recipient ceases to be an Eligible Recipient shall continue to be exercisable pursuant to the terms hereof until the Expiration Date.

ARTICLE II
Non-Competition and Non-Solicitation.

Section 2.1                                    During the period in which the Recipient is an Eligible Recipient and for a period of one (1) year with respect to paragraph (a) below, and for a period of two (2) years with respect to paragraphs (b) and (c) below, from the date on which the Recipient ceases to be an Eligible Recipient, the Recipient will not directly or indirectly:

(a)                                 as an individual proprietor, partner, stockholder, officer, employee, director, independent consultant, joint venturer, investor, lender, or in any other capacity whatsoever (other than as the holder of not more than five percent (5%) of the total outstanding stock of a publicly held company), engage in the business of television broadcasting (including the production of programming for television) in Russia or in any other country in which the Group then has material operations; or

(b)                                 recruit, solicit or induce, or attempt to induce, any employee or employees of the Group who were employees of the Group at any time during the six (6) months up to and including the date of the Recipient’s determination to terminate their employment with, or otherwise cease their relationship with, the Group; or

(c)                                  solicit, divert or take away, or attempt to divert or to take away, the business or patronage of any of the current or prospective business partners with whom the Recipient had significant business discussions and/or negotiations (as evidenced by written correspondence and/or email communications) while an Eligible Recipient and as a result of the Recipient being an employee, officer or director of, or consultant or advisor to, any member of the Group.

Section 2.2                                    If any restriction set forth in this Article II is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

Section 2.3                                    The Recipient acknowledges and agrees that the restrictions contained in this Article II are necessary for the protection of the business and goodwill of the Group and are considered by the Recipient to be reasonable for such purpose.  The Recipient agrees that any breach of this Article II will cause the Group substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Group shall have the right to seek specific performance and injunctive relief.

Section 2.4                                    The provisions of this Article II shall survive the Recipient ceasing to be an Eligible Recipient for any reason.

ARTICLE III
Proprietary Information.

Section 3.1                                    The Recipient agrees that all information and know-how, whether or not in writing, of a private, secret or confidential nature concerning the Group’s business or financial affairs (collectively, “Proprietary Information”) is and shall be the exclusive property of the Group.  By way of illustration, but not limitation, Proprietary Information may include software code; business processes, methods and techniques; material terms of contracts; research data; personnel data; computer programs and advertiser and supplier lists.  The Recipient shall not disclose any Proprietary Information to others outside the Group or use the same for any unauthorized purposes without written approval of the Board of Directors of the Company, either during the period in which he or she is an Eligible Recipient or after he or she ceases to be an Eligible Recipient; provided, however, that, Proprietary Information shall not include information which, at the time of disclosure or use, was generally available to the public other than by breach of this Article III or was available to the party to whom disclosed on a non-confidential basis by disclosure or access provided by the Group or a third party without breaching any obligations of the Group, the Recipient or such third party, or was otherwise developed or obtained legally and independently by the person to whom disclosed without breach of this agreement; and provided, further, that the Recipient may disclose Proprietary Information when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Group or by any administrative or legislative body with jurisdiction to order the Recipient to divulge, disclose or make accessible such information.

Section 3.2                                    The Recipient agrees that all files, letters, memoranda, reports, records, data, notebooks, or other written, photographic, or other tangible material containing Proprietary Information, whether created by the Recipient or others, which shall come into his or her custody or possession, shall be and are the exclusive property of the Group to be used by the Recipient only in the performance of his or her duties for the Group.

Section 3.3                                    The Recipient agrees that his or her obligation not to disclose or use information, know-how and records of the types set forth in Sections 3.1 and 3.2 above also extends to such types of information, know-how, records and tangible property of business partners of the Group or other third parties who may have disclosed or entrusted the same to the Group or to the Recipient in the course of the Group’s business.

Section 3.4                                    The provisions of this Article III shall survive the Recipient ceasing to be an Eligible Recipient for any reason.

ARTICLE IV
Forfeiture of Gain.

Section 4.1                                    In the event that the Recipient materially breaches the provisions of Article II (Non-Competition and Non-Solicitation), or Article III (Proprietary Information) hereof, the Recipient shall pay to the Company, by way of liquidated damages, an amount (in cash or Shares) equal to the Aggregate Gain under this RSU Award.  For purposes hereof, “Aggregate Gain” shall mean the total value received by the Recipient under this RSU Award, calculated as the closing price of one Share of Common Stock on the Nasdaq Global Select Market on the date or dates of each issuance of Shares hereunder, multiplied by the number of Shares issued on such date(s), without regard to any subsequent market price decrease or increase.

ARTICLE V
Miscellaneous.

Section 5.1                                    Governing Law.  This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Delaware, without regard to any applicable conflict of laws provisions.

Section 5.2                                    Arbitration.  Any dispute hereunder shall be referred to and finally resolved by arbitration under the Rules of the London Court of International Arbitration (the “Rules”), which Rules are deemed to be incorporated by reference into this clause. The number of arbitrators shall be one, and the seat, or legal place, of arbitration shall be London, England.

Section 5.3                                    Jurisdiction.  Notwithstanding the provisions of Section 5.2 above, the Recipient hereby acknowledges and agrees that the Company may enforce any provision hereof, including, without limitation, Article II (Non-Competition and Non-Solicitation), Article III (Proprietary Information) and Article IV (Forfeiture of Gain) in any court of competent jurisdiction, and in particular the Recipient hereby submits to the nonexclusive jurisdiction of the courts of the State of Delaware and the courts of the Russian Federation in respect thereof.

Section 5.4                                    Authority of Board.  The Board of Directors of the Company (or the Compensation Committee thereof) (together, the “Board”) may construe and interpret the terms of this RSU Award and may correct any defect, supply any omission or reconcile any inconsistency in this RSU Award in the manner and to the extent it shall deem expedient to give effect to this RSU Award.  All decisions by the Board shall be made in its sole discretion, and shall be final and binding on the Recipient.

Section 5.5                                    No Right to Continued Service.  The Recipient acknowledges and agrees that, notwithstanding the fact that the vesting of the RSUs is contingent upon his or her continued service to the Group, this RSU Award does not constitute an express or implied promise of a continued service relationship or confer upon the Recipient any rights with respect to continued service relationship with the Group.

Section 5.6                                    No Rights as Stockholder.  The Recipient shall have no rights as a stockholder with respect to any Shares to be issued with respect to the RSU Award until such Shares are actually issued.

Section 5.7                                    Adjustments.  In the event of any share split, reverse share split, share dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of Shares other than an ordinary cash dividend, the number and class of securities available under this Award and the Purchase Price per Share shall be equitably adjusted by the Company (or a substituted Award may be made, if applicable) in the manner determined by the Board.

Section 5.8                                    Corporate Transaction.  For the avoidance of doubt, in connection with a “Reorganization Event” (as defined in the Plan), the Board may, in its absolute discretion, take any or none of the actions set forth in Section 9(b) of the Plan.

SCHEDULE A

Performance Objectives

1.  Definition of Performance Objectives.

(a)                                 OIBDA Margin Objective.  The Group achieving an OIBDA Margin of at least [numerical target to be determined for each year]% for the applicable fiscal year. OIBDA margin shall mean OIBDA divided by total operating revenues, where OIBDA is defined as operating income before depreciation and amortization (exclusive of amortization of programming rights and sublicensing rights).

(b)                                 Revenue Growth Objective.  The Group achieving consolidated revenue growth greater than the growth in the Russian television market as a whole (in ruble terms), normalized for acquisitions and divestitures (as determined in good faith by the Board). Revenue growth shall mean the rate of increase in consolidated total operating revenues from one year to the subsequent year.

(c)                                  Cash Conversion Ratio Objective.  The Group achieving a Cash Conversion Ratio of at least [numerical target to be determined for each year]% for the applicable fiscal year.  Cash Conversion Ratio shall mean net cash flow from operations / OIBDA.

2.  Methods of Calculation.

(a)                                 The calculation of all Performance Objectives shall be made on the basis of the audited consolidated financial statements of the Group prepared in accordance with US GAAP and as approved by the Audit Committee of the Board of Directors.

SCHEDULE B

Notice of 2013 Annual Numerical Targets under RSU Award

This Notice sets out the 2013 Numerical Targets for the Performance Objectives set out in your Notice of RSU Award.

OIBDA Margin Objective:	33.1%

Cash Conversion Ratio Objective:	43.5%

Exhibit B
Release

RELEASE

This RELEASE (“Release”), is entered into between CTC Media, Inc., a Delaware corporation (the “Company”), and Yuliana Slashcheva (the “Executive”).

WHEREAS, pursuant to the Executive’s employment agreement with the Company dated as of August 1, 2013 (as amended from time to time, the “Employment Agreement”), as a condition to the Executive’s receipt of the payments (other than Accrued Amounts) set out in Section 6(b)/(c) of the Employment Agreement (the “Separation Benefits”), the Executive has agreed to execute and deliver this Release; and

WHEREAS, capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Employment Agreement;

NOW, THEREFORE, in consideration of the promises and conditions set forth herein, the sufficiency of which is hereby acknowledged, the Executive agrees as follows:

1.             Release by Executive.  In consideration of the payment of the Separation Benefits, the Executive hereby fully, forever, irrevocably and unconditionally releases, remises and discharges the Company, and its officers, directors, stockholders, corporate affiliates, subsidiaries, parent companies, agents and employees (each in their individual and corporate capacities) (hereinafter, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), relating to the Executive’s employment with the Group, compensation in respect thereof (whether cash, equity or otherwise) and/or the termination thereof which the Executive ever had, could have had or now has against the Released Parties, whether known or unknown, suspected or unsuspected, (ii) all common law claims including, but not limited to, actions in tort, defamation and breach of contract, all claims to any non-vested ownership interest in the Company, contractual or otherwise, (iii) any claim or damage (including a claim for retaliation) under any common law theory or any US federal, state or local statute or ordinance (including discrimination statutes) not expressly referenced above and (iv) any claim of any kind whatsoever brought under the laws of the Russian Federation or local subdivision thereof.   Notwithstanding any provision of this Release to the contrary, (A) the Indemnification Agreement shall continue in full force and effect and, subject to the terms and conditions thereof, the Executive shall be entitled to all rights and protections afforded to her by such agreement, (B) those provisions of the Employment Agreement that expressly survive termination of that agreement shall continue in full force and effect, (C) the Equity Award shall remain exercisable to the extent expressly provided therein subject to the terms and conditions set out therein and (D) there shall survive any claim (I) for any Accrued Amounts payable under the Employment Agreement which have not yet been paid or (II) for any benefits under any medical, dental, vision, or other welfare plan that are payable by the Company that have been incurred prior to, but that have not been processed and/or paid to the Executive as of the date hereof; and (E) there shall survive any claim for interests, if any, that the Executive may have accrued prior to the Executive’s date of termination under any pension, savings or similar retirement plan or vehicle maintained by the Company.

2.             Validity.  Should any provision of this Release be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Release.

3.             Applicable Law.  This Release shall be governed exclusively by the laws of the State of Delaware, without regard to conflict of laws provisions.

4.             Arbitration. Any dispute concerning, arising out of or relating to this Release shall be submitted to binding arbitration before the London Court of International Arbitration (the “LCIA”) and the arbitration shall be conducted pursuant to the LCIA Rules.  The number of arbitrators shall be one (the “Arbitrator”), who shall be appointed by the LCIA.  The arbitration shall be conducted in accordance with the following additional provisions:

(a)           The parties shall commence the arbitration by jointly filing a written submission with the LCIA.

(b)           The seat of arbitration shall be London, England; the language to be used in the arbitral proceedings shall be English; and the governing law shall be the substantive internal laws of the State of Delaware.

(c)           Not later than 30 calendar days after the conclusion of the arbitration hearing, the Arbitrator shall prepare and distribute to the parties a writing setting forth the arbitral decision and the Arbitrator’s reasons therefor.  Any award rendered by the Arbitrator shall be final, conclusive and binding upon the parties, not subject to appeal, and judgment thereon may be entered and enforced in any court of competent jurisdiction, provided that the Arbitrator shall have no power or authority to grant injunctive relief, specific performance or other equitable relief.

(d)           The Arbitrator shall have no power or authority, to (x) modify or disregard any provision of this Release, including the provisions of this Section 4, or (y) address or resolve any issue outside the scope of the arbitration provision that is not submitted by the parties.

(e)           The parties shall not be entitled to discovery, and the Arbitrator shall have no power to order discovery of documents, oral testimony or other materials.

(f)            In connection with any arbitration proceeding pursuant to this Release, each party shall bear its or her own costs and expenses.

5.             Acknowledgments.  The Executive acknowledges that she has been given twenty-one (21) days to consider this Release and that the Company advised her to consult with an attorney and tax advisor of her own choosing prior to signing this Release.  Further, the Executive acknowledges she may revoke this Release for a period of seven (7) days after the execution of this Release, and this Release shall not be effective or enforceable until the expiration of this seven (7) day revocation period.

6.             Voluntary Assent.  The Executive affirms that no other promises or agreements of any kind have been made to or with her by any person or entity whatsoever to cause her to sign this Release, and that she fully understands the meaning and intent of this Release.  The Executive states and represents that she has had an opportunity to fully discuss and review the terms of this Release with an attorney.  The Executive further states and represents that she has carefully read this Release, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs her name of her own free act.

IN WITNESS WHEREOF, all parties have set their hand and seal to this Release as of the date written above.

CTC MEDIA, INC.	EXECUTIVE

By:
Name:	Yuliana Slashcheva
Title:

Date:	Date: